Exhibit 99.1

ENERGY FOCUS, INC. ANNOUNCES THE APPOINTMENT OF JAMES TU AS CHAIRMAN OF ITS BOARD OF DIRECTORS AND $1.5 MILLION CONVERTIBLE DEBT FINANCING

SOLON, Ohio, December 18, 2012 -- Energy Focus, Inc. (OTC BB: EFOI) today announced James Tu will serve as the Company’s non-executive Chairman of the Board of Directors. Mr. Tu was appointed to fill the open position created by the retirement of Paul von Paumgartten from the Company’s Board of Directors. Additionally, the Company has received $1.5 million in convertible debt financing from three current, private investors. The proceeds will be used to finance the Company’s operations and fund internal growth.

“I am honored and delighted to join Energy Focus, Inc.’s Board of Directors,” stated Mr. Tu. “Energy Focus, an early leader in the LED lighting market with patented, game-changing optics technologies, has begun to experience growth momentum in its LED lighting products in the public sector through its SRC and US Products divisions. In addition, the Company, as the leader in LED lighting solutions for the US Navy, is also gaining momentum in military markets. I believe that this momentum will continue to build in the months and years to come as these LED lighting markets rapidly expand.”

Mr. Tu continued, “As its Chairman, I’m dedicated to strengthening our Board’s capability and capacity in working with and assisting our management team in improving operational and financial performances. I’m also gratified by our existing shareholders’ vote of confidence through the convertible debt offering, which is a further testament to their belief in our growth strategy and potential.”

Mr. Tu is the Founder, Chief Executive Officer and Chief Investment Officer of 5 Elements Global Advisors, an investment advisory and management company focusing on investing in clean energy companies with breakthrough, commercialized technologies and near-term profitability potential.  He is also Co-Founder of Communal International Ltd., which dedicates to assisting clean energy solutions companies to access to global marketing, distribution licensing, manufacturing and financing resources. Previously he was the Director of Investment Management of Gerstein Fisher & Associates and an equity analyst at Dolphin Asset Management Corp. Mr. Tu holds a bachelor of science in electrical engineering from Tsing-Hua University in Taiwan, and a master of business administration from Baruch College in New York. He is also a Chartered Financial Analyst.

The Company raised $1.5 million in convertible debt from existing investors. The convertible debt matures on December 31, 2015, with a 5% annual interest rate, and is convertible into common stock of the Company at the rate of $0.23 per share. This represents an approximately 14% premium to the average closing price of the Company's common stock for the 10 trading days prior to entrance into the agreement. The convertible debt and all terms associated with it were approved by the Company’s Board of Directors.

“I would like to thank Paul von Paumgartten for his eight years of outstanding service on the Energy Focus Board,” stated Joe Kaveski, Chief Executive Officer. “Paul has been instrumental in transforming the Company from a provider of pool and spa lighting products, to a leading provider of energy efficient LED lighting products and turnkey energy efficient lighting solutions. We wish him well in his future ventures.”

Forward Looking Statements

For more information about the forward-looking statements in this release and potential factors that could affect the financial results of Energy Focus, please refer to the Company’s SEC reports, including its Annual Reports on Form 10-K and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof.  Energy Focus disclaims any intention or obligation to update or revise any forward-looking statements.

About Energy Focus, Inc.

Energy Focus, Inc. is a leading provider of energy efficient LED lighting products, turnkey energy efficient lighting solutions and a developer of energy efficient lighting technology holding 75 lighting patents. Our solutions provide energy savings, aesthetics, safety and maintenance cost benefits over conventional lighting. Our long-standing relationship with the U.S. Government includes numerous research and development projects for the DOE and DARPA, creating energy efficient LED lighting systems for the U.S. Navy fleet.

Customers include national, state and local U.S. government agencies as well as Fortune 500 companies, the U.S. Navy, swimming pool builders and many others. Company headquarters are located in Solon, OH, with additional offices in Nashville, TN, Pleasanton, CA, and the United Kingdom.  For more information, see our web site at www.energyfocusinc.com.

Media Contact:
Energy Focus, Inc.
Public Relations Office
(440) 715-1295
pr@energyfocusinc.com

Investor Contact:
Brion Tanous
CleanTech IR, Inc.
(310) 541-6824
btanous@cleantech-ir.com